As filed with the Securities and Exchange Commission on February 18, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONTRA MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1649949
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10 Forge Parkway, Franklin, Massachusetts	02038
(Address of Principal Executive Offices)	(Zip Code)

Sontra Medical Corporation 401(k) Retirement Plan

(Full Title of the Plan)

SEAN F. MORAN

Chief Financial Officer

Sontra Medical Corporation

10 Forge Parkway

Franklin, Massachusetts 02038

(Name and Address of Agent for Service)

(508) 553-8850

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kevin P. Lanouette, Esq.

Browne Rosedale & Lanouette LLP

31 St. James Ave., Suite 850

Boston, Massachusetts 02116

Phone: (617) 399-6931

Fax: (617) 399-6930

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.01 par value	500,000 shares	$1.72	$860,000.00	$101.23

(1)	This Registration Statement shall also cover any additional shares of Common Stock which may become issuable to participants in the Sontra Medical Corporation 401(k) Retirement Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee, and based on the average of the high and low prices of the Common Stock on the Nasdaq SmallCap Market on February 14, 2005 in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

On November 27, 2002, the Registrant filed a Registration Statement on Form S-8 (File No. 333-101517) with the Securities and Exchange Commission to register 500,000 shares of common stock, $.01 par value per share, of the Registrant (the “Common Stock”) reserved for issuance to participants in the Sontra Medical Corporation 401(k) Retirement Plan (the “Plan”). On February 15, 2005, the Board of Directors of the Registrant increased the maximum number of shares of the Registrant’s Common Stock that may be issued to participants in the Plan by an additional 500,000 shares. This Registration Statement on Form S-8 is being filed by the Registrant to register such additional 500,000 shares.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents to be sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(1) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

(3) The description of the common stock of the Registrant, $.01 par value per share (the “Common Stock”), contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article 7 of the Registrant’s Second Amended and Restated Articles of Incorporation eliminates the personal liability of directors to the Registrant or its shareholders for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Minnesota Business Corporation Act.

Article 7 of the Registrant’s Amended and Restated Bylaws provides that directors and officers and certain other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Business Corporation Act. Article 7 also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity.

The Registrant maintains an insurance policy on behalf of the Registrant and its directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers, including liabilities that may arise under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

The Registrant hereby undertakes that the Registrant will submit or has submitted the Plan and all amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.	Undertakings

1. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration

Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Franklin, Commonwealth of Massachusetts on February 18, 2005.

SONTRA MEDICAL CORPORATION

By:	/s/ SEAN F. MORAN
Sean F. Moran Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Sontra Medical Corporation, hereby severally constitute Thomas W. Davison and Sean F. Moran, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Sontra Medical Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 18, 2005.

Signature	Title

/s/ MICHAEL R. WIGLEY Michael R. Wigley	Chairman of the Board of Directors

/s/ THOMAS W. DAVISON Thomas W. Davison	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ SEAN F. MORAN Sean F. Moran	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JOSEPH F. AMARAL Joseph F. Amaral	Director

/s/ GARY S. KOHLER Gary S. Kohler	Director

/s/ ROBERT S. LANGER Robert S. Langer	Director

/s/ GERARD E. PUORRO Gerard E. Puorro	Director

/s/ BRIAN F. SULLIVAN Brian F. Sullivan	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.01 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 000-23017).

4.2	Statement of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Registrant is incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-109716).

4.3	Amended and Restated Bylaws of the Registrant is incorporated herein by reference to Exhibit 3.03 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 (File No. 000-23017).

4.4	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant is incorporated herein by reference to Exhibit 4.02 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

5.1	Opinion of Browne Rosedale & Lanouette LLP

23.1	Consent of Browne Rosedale & Lanouette LLP (included in Exhibit 5.1)

23.2	Consent of Wolf & Company, P.C.

24.1	Power of Attorney (included in the signature pages of this Registration Statement)